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                                                                   EXHIBIT 10.52

                    SEPARATION AGREEMENT AND GENERAL RELEASE

         This Separation Agreement and General Release (the "Agreement") is entered into as of October 26, 2000, by and between WestPoint Stevens Inc., a Delaware corporation (the "Company") and John T. Toolan, an individual resident of New Jersey (the "Executive").

                     I.    STATEMENT OF BACKGROUND INFORMATION

         A. Executive has been employed as Executive Vice President/Sales and Marketing of the Company at the Company's offices in New York, New York, and the Company and Executive are parties to an Employment Agreement dated as of July 1, 2000 (the "Employment Agreement").

         B. Executive has resigned his employment with the Company effective October 16, 2000.

         C. Executive and the Company desire to enter into this Agreement to settle fully and finally all differences between them, including any differences that might arise under the Employment Agreement and Executive's employment and termination of employment with the Company.

                           II.      STATEMENT OF AGREEMENT

         In consideration of the mutual covenants and obligations hereinafter set forth, the receipt and adequacy of which are expressly acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1. Termination of Employment. Executive's Employment shall terminate effective on the 16th day of October 2000 (the "Termination Date"). For purposes of this Agreement, the word "Term" shall mean a period of three (3) years from the Termination Date, it being understood that the Term of this Agreement replaces the Term of Employment under the Employment Agreement, which is superceded by this Agreement.

         2.       Compensation to Executive.

         In consideration for the general release and for the covenants contained herein, the Company agrees to pay to Executive, the following amounts, subject to the terms hereof. Except as set forth in this Agreement, Executive acknowledges that there is no other compensation, wages, salary, or other amounts due and owing to him from the Company:


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         A.       Cash Compensation.

                  i. Final Paycheck. Company shall pay within 60 days of the Termination Date, a lump sum amount equal to $27,692, which shall represent payment of the Executive's base salary through the Termination Date and any accrued unused vacation pay.

                  ii. Continued Compensation. For the remainder of the Term of this Agreement, the Company shall pay the Executive an amount equal to the Executive's annual base salary in effect as of the Termination Date, payable in equal installments in accordance with its usual and customary payroll practices.

                  iii. MIP Bonus Replacement. Company will pay to Executive three (3) consecutive annual lump sum payments of two-hundred forty thousand dollars ($240,000.00), payable in February of the next three calendar years. These payments represent Executive's target bonus under the Management Incentive Plan.

         B. Equity Compensation. The outstanding unvested award of 34,073 shares made to Executive prior to the Termination Date under the Company Key Employee Stock Bonus Plan shall continue to vest in accordance with the original vesting schedule related to each individual award. Executive's right to all unearned shares shall terminate on the Termination Date. Any stock options or similar awards made to Executive under the Company Stock Option Plan which require exercise by the holder shall also become immediately exercisable upon the Effective Date of this Agreement, and may be exercised by Executive within the time limit set forth in the Plan, ninety (90) days from the Termination Date, and through the procedure set forth in the Plan.

         C. Benefits Compensation. Throughout the Term, the Company shall continue to make available medical and dental benefits to the Executive, and members of the Executive's family who are enrolled in the medical and dental plans at the Termination Date, at least equal to those which would have been provided in accordance with the benefit plans Executive participated in during his employment. Executive will be responsible for paying the full cost of coverage for such benefits. This coverage shall be in addition to and shall not reduce any continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); provided, however, that such benefits shall cease if the Executive becomes eligible to receive medical or dental benefits under the plan of another employer.

         D. Outplacement Services. For a period of twelve (12) months after the Effective Date, or until such earlier time as Executive obtains other employment, Company will provide Executive with appropriate outplacement services, to assist Executive in obtaining other employment, provided, however, that such outplacement services shall not assist Executive in breaching any of the non-competition covenants in Section 6 herein.


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         3.       Deductions and Withholding; Expenses. Executive agrees that the Company may withhold from any and all compensation paid to and required to be paid to Executive pursuant to this Agreement, all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations then in effect. For purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by Executive.

         4. Release of Company. Except for the obligations of Company under this Agreement, Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys, (the "Released Parties") from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney's fees and costs, or liabilities whatsoever, in law or in equity ("Claims"), which Executive ever had or now has against the Released Parties, including any Claims arising by reason of or in any way connected with any employment relationship or Employment Agreement which existed between Company, or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Agreement is intended to cover all Claims which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had, or purports to have, from the beginning of time to the present, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship, including, but not limited to, Claims for employment discrimination under federal or state law; Claims arising under Title VII of the Civil Rights Act, 42 U.S.C. ss. 2000(e), et seq., the Americans With Disabilities Act, 42 U.S.C. ss. 12101 et seq. or the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq.; Claims for statutory or common law wrongful discharge; Claims for attorney's fees, expenses and costs; Claims for defamation; Claims for intentional infliction of emotional distress; Claims for wages or vacation pay; Claims for benefits, including any Claims arising under the Employee Retirement Income Security Act, 29 U.S.C. ss. 1001, et seq.

         Without limiting the generality of the foregoing, Executive agrees that by executing this Agreement, he has released and waived any and all Claims he has or may have as of the date of this Agreement under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq. It is understood that Executive is advised to consult with an attorney prior to executing this Agreement; that he may, before executing this Agreement, consider this Agreement for a period of twenty-one (21) calendar days; and that he is receiving consideration for this Agreement to which he was previously not entitled. It is further understood that this Agreement is not effective until seven (7) calendar days after the execution of this Agreement and that Executive may revoke this Agreement within seven (7) calendar days from the date of execution of this Agreement.


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         In the event Executive shall breach or attempt to rescind this
Agreement or shall institute an action that would otherwise be subject to this release after the Effective Date, Executive agrees that he will first return to the Company all consideration received hereunder and the Company shall be entitled to all attorneys' fees and costs incurred in defending any Claim that Executive purports to release in this Agreement.

         5. Return of Company Property. As soon as practicable, but in no event later than five (5) days after the Effective Date, Executive will return to the Company all property of the Company then in his possession, including, but not limited to, any cellular phones, computers, printers, Palm Pilots, files, records, customer information, Confidential Information, Trade Secrets, and any written or electronic information that might constitute non-public insider information under the Securities and Exchange Act of 1934. Upon return of all property, Executive shall represent to the Company that he has no other Company property in his possession.

         6.       Restrictions on Conduct of the Executive.

                  A. General. The Executive and the Company understand and agree that the purpose of the provisions of this Section 6 is to protect the legitimate business interests of the Company, including the protection of Confidential Information and Trade Secrets, and is not intended to impair or infringe upon the Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. The Executive hereby acknowledges that the post-employment restrictions set forth in this Section 6 are reasonable and that they do not, and will not, unduly impair his ability to earn a living. Therefore, subject to the limitations of reasonableness imposed by law, the Executive shall be subject to the restrictions set forth in this Section 6.

                  B.       Restrictive Covenants.

                           i.       Restriction on Disclosure and Use of
Confidential Information and Trade Secrets. Executive hereby agrees that the Executive shall not, directly or indirectly, reveal, divulge, or disclose to any entity any Confidential Information, and the Executive shall not, directly or indirectly, at any time for a period of two (2) years from the Termination Date use or make use of any Confidential Information in connection with any business activity. The Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others. This Agreement is not intended to, and does not alter either the Company's rights or the Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

                  For purposes of this Agreement, "Confidential Information" means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. Confidential Information shall include, but is not


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limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. Confidential Information shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

         "Trade Secrets" means all information, with regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a "trade secret(s)" under the common law or statutory law of the State of New York.

                  ii. Nonsolicitation of Protected Employees. Executive hereby agrees that for a period of two (2) years from the Termination Date, the Executive shall not directly or indirectly on the Executive's own behalf or as a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant of any individual, corporation, partnership, joint venture, limited liability company, association or other entity or enterprise, solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person. "Protected Employees" means employees of the Company who were employed by the Company at any time within six (6) months prior to the Termination Date.

                  iii. Restriction on Relationships with Protected Customers. Executive hereby agrees that for a period of two (2) years from the Termination Date, the Executive shall not directly or indirectly on the Executive's own behalf or as a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant of any individual, corporation, partnership, joint venture, limited liability company, association or other entity or enterprise, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing competitive services or products with the Company; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom the Executive had Material Contact on the Company's behalf during the twelve (12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, the Executive had "Material Contact" with a Protected Customer if (a) he had business dealings with the Protected


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Customer on the Company's behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with the Company. "Protected Customers" means any Person to whom the Company has sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the Termination Date.

                          iv.      Noncompetition with the Company. In
consideration of the compensation and benefits being paid and to be paid by the Company to the Executive hereunder, and in consideration of Executive's former employment with the Company, Executive hereby agrees that, for a period of two
(2) years from the Termination Date, the Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor. "Competitive Position" means any employment with a Competitor in which the Executive will use or is likely to use any Confidential Information or Trade Secrets, or in which the Executive has duties for such Competitor that are the same or similar to those services performed by Executive for the Company. "Restricted Territory" means the United States of America. "Competitor" means any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise engaged in the direct sale and marketing to retailers of textile home fashion products within the same distribution channels and market as the Company.

                  C.       Enforcement of Restrictive Covenants.

                           i.       Rights and Remedies Upon Breach. In the
event the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have (a) the right and remedy to enjoin the Executive from violating or threatening to violate the Restrictive Covenants it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and (b) the right and the remedy to cease payment of any continuing compensation that would otherwise be due to Executive under this Agreement.

                           ii.      Severability of Covenants. The Executive
acknowledges and agrees that the restrictive covenants herein are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and the Executive in agreeing to the provisions of this Agreement


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will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

         7. Confidentiality and Non-Disparagement. Executive and the Company covenant and warrant that they have not and will not disclose or publish, verbally, in writing or otherwise, to any person or entity the amount of consideration passing pursuant to this Agreement, or any other term or consideration passing pursuant to this Agreement. The parties specifically except from this limitation the following: as to Executive, his tax advisor(s), his immediate family, and the Internal Revenue Service; as to the Company, its attorneys, accountants, directors, and only those employees determined to have a bona fide need to know the information, in the Company's good faith determination, as well as any disclosures required by state or Federal law, including, but not limited to the Securities and Exchange Act of 1934. Executive and the Company further covenant and warrant that neither will make any statements or comments of a defamatory or disparaging nature to third parties, including the Company's customers or potential employers of Executive, regarding Executive, the Company or its directors, officers, personnel, or products. Executive further agrees that, should he breach the obligations set forth in this Paragraph 7, the Company will be entitled to cease payment of all continuing consideration for the remainder of the Term of this Agreement. Executive further agrees that any breach of this paragraph shall cause irreparable harm to the Company, and nothing herein shall prohibit the Company from seeking equitable relief, including an injunction, in the case of a breach of the terms of this paragraph.

         8. Entire Agreement. This Agreement embodies the entire agreement of the parties and supercedes any prior written or oral Agreement, including, without limitation, the Employment Agreement between the parties. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

         9. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

         10. Governing Law. This Agreement shall be subject to, and governed by, the internal laws of the State of New York, without regard to choice of law principles.

         11. Assignability; Successors. The obligations of Executive may not be delegated and, Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect.

         12. Effective Date. The Effective Date of this Agreement shall be seven (7) days after it is fully executed by the parties, and Executive shall have the right to revoke the Agreement during that period (the "Revocation Period"); provided, however, that


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Executive shall be bound by all restrictive covenants dating from the
Termination Date during the Revocation Period, and any breach of this Agreement by Executive during that Revocation Period shall be construed as a revocation of this Agreement.

         13. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                        WESTPOINT STEVENS INC.


                                        By: /s/ Holcombe T. Green, Jr.
                                           -------------------------------------
                                           Holcombe T. Green, Jr.
                                           Chairman of the Board and Chief
                                           Executive Officer



                                        /s/ John T. Toolan
                                        ----------------------------------------
                                        John T. Toolan


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